English Translation of Mortgage Contract of Maximum Amount

Contract No: Nong Yin Gao Bao Zi (2006) No. NO42901200600000856

Mortgagee: Huanggang Branch of Agricultural Bank of China

Debtor: Winner Medical (Huanggang) Co., Ltd.

Mortgagor: Winner Industries (Shenzhen) Co. Ltd.

Whereas: The Debtor and the Mortgagee have entered into a serial of Loan Contracts (hereinafter referred to as “Loan Contracts”) within the period and under the maximum amount as stipulated in Clause I of this Contract. The Mortgagor undertakes to provide security for the indebtedness of the Debtor under the Loan Contracts. In accordance with relevant PRC laws and regulations and through friendly negotiation, the Parties agree to enter into this Contract:

I.	Indebtedness to be Secured and Maximum Amount

1.
The Mortgagor undertakes to provide security for the Debtor’s indebtedness to the Mortgagee derived from its business dealing with the Mortgagee during the period from August 13, 2006 to August 13, 2007. The balance of the aforesaid indebtedness shall not exceed RMB 30 Million and indebtedness in foreign currency shall be calculated according to the selling price on the date of the dealing. The mature date of the aforesaid indebtedness shall not exceed August 13, 2008. The abovementioned dealings include both loans in RMB or foreign currency, L/C Issuance Finance, bankers acceptance and Import Letter of Credit.

2.
Within the period and under the maximum amount as stipulated in this Contract, the Debtor is entitled to apply for revolving utilization of the abovementioned bank credit facilities. The beginning date, mature date, interest rate and amount of each borrowing shall be determined by the loan certificate or relevant credit certificate under the Loan Contracts.

3.
The Parties do not need to enter into individual security arrangement for each of the bank loan or bank facility granted by the Mortgagor within the period and under the maximum amount as stipulated in this Contract.

4.	The dealings may be carried out in any currency and the security is to secure the indebtedness in the borrowed currency.

II.	Scope of Security

The security under this Contract shall be to secure all of the loan principal, interest, penalty interest, breach of contract compensation and all the expenses such as litigation cost, lawyer’s fee, disposal cost of the collateral and transfer cost etc. which is incurred to the Mortgagee in realizing its creditor’s right.

The security under this Contract shall also cover the indebtedness of the Debtor which exceeds the agreed maximum amount due to fluctuation of exchange rate of foreign currency.

III.	Collateral

1.	The Mortgagor agrees to mortgage its real property (please refer to the collateral list numbered Zhi Nong Yin Fang Di Qing No. 2005002 which is an integral part to this Contract) to the Mortgagee.

2.
The value of the abovementioned collateral is estimated preliminarily as RMB Three Million Four Hundred Thousand and shall be determined according to the net proceeds derived from the disposal of such collateral.

IV.	Undertakes of the Mortgagor

The Mortgagor undertakes that:

1.	it has full and uncontroversial ownership and right of disposal for the collateral;

2.	the collateral is allowed by law to be transferred freely;

3.	there is no seizure, attachment or existing mortgage on the collateral;

4.	the Mortgagor does not conceal any fact of overdue tax, construction payment or lease in relation to the collateral;

5.	the co-owner’s consent for the security has been obtained;

6.	there is no other circumstance in relation to the collateral which may hinder the Mortgagee from realizing of its rights.

V.	Effect of the Mortgage

The effect of the mortgage shall cover the adjunct, accessory right, composition, mixture and proceeds of the collateral.

VI.	Possession of the Collateral

1.
The collateral under this Contract shall be possessed and managed by the Mortgagor with due diligence. The Mortgagee is entitled to supervise and examine the possession and management of the collateral.

2.
During the valid period of this Contract, the Mortgagor should not transfer, donate, sell, lease, re-security or dispose by other means of the collateral without the written approval by the Mortgagee. The proceeds from the transfer, donation, sale, lease, re-security or disposal by other means of the collateral with the written approval by the Mortgagee shall be used to settle the indebtedness under the Loan Contracts or be deposited in a third party designated by the Mortgagor and the Mortgagee.

3.
In case of loss, damage or confiscation of the collateral, the Mortgagor shall take all necessary efforts to minimize the loss and inform the Mortgagee in writing immediately. The insurance compensation or other compensation received by the Mortgagor under such circumstance shall be used with priority to settle the indebtedness under the Loan Contracts.

4.
In case of devaluation of the collateral, the Mortgagee is entitled to demand the Mortgagor to recover the value of the collateral or to provide other means of security. In case of failure of the Mortgagor to do so, the Mortgagee is entitled to declare the indebtedness under the Loan Contracts become mature immediately and demand the Debtor to perform its obligations or realize the security immediately.

VII.	Insurance for the Collateral

1.	The Mortgagor shall purchase the insurance for the collateral as instructed by the Mortgagee and the Mortgagee shall be the first beneficiary;

2.	The insurance policy shall be kept by the Mortgagee;

3.	The Mortgagor shall not terminate or cancel the insurance for any reason during the valid period of this Contract.

4.	The insurance compensation shall be used with priority to settle the indebtedness under the Loan Contracts and relevant cost.

VIII.	Registration of Security

The Mortgagor shall register the security with competent registration authorities within 5 days after the signature of this Contract and provide the original certificates to the Mortgagee.

IX.	Realization of Mortgage

1.
In case of breach of contract by the Mortgagor or Debtor under the Loan Contracts or this Contract, the Mortgagee is entitled to declare the indebtedness under the Loan Contracts become mature immediately and to realize the mortgage under this Contract.

In case that the Debtor fails to perform its obligations under any of the Loan Contracts upon maturity, the Mortgagee is entitled to use the collateral to make up for the indebtedness or settle the outstanding indebtedness by the proceeds derived from the sale or auction of the collateral. The remaining proceeds shall be used to secure the non-mature indebtedness under the Loan Contracts or shall be deposited in a third party designated by the Mortgagor and the Mortgagee.

2.	If there is more than one Mortgagor, the Mortgagee is entitled to choose the collateral of any Mortgagor in realization of the security.

X.	Breach of Contract

1.
The Mortgagor and the Mortgagee shall perform their obligations under this Contract strictly after the effectiveness of this Contract. The breaching party shall compensate the loss of the other party incurred by its breach of contract.

2.	The Mortgagor shall compensate all the loss of the Mortgagee due to:

	(1)	concealment of facts by the Mortgagor of co-ownership, dispute, seizure, attachment, over-mortgage, lease, overdue tax or construction payment etc. in relation to the collateral;

(2)	disposal of the collateral by the Mortgagor without written approval by the Mortgagee;

(3)	other breach of contract by the Mortgagor.

XI.	Cost

All cost of registration, evaluation, insurance, notary, deposit, authentication etc. under this Contract shall be born by the Mortgagor.

XII.	Dispute Settlement

Any dispute arising from this Contract shall be settled by litigation in the People’s Court located in the region of the Mortgagee.

XIII.	Other Issues

The Mortgagor shall familiar itself of the business status of the Debtor and the occurrence and performance of the dealings under this Contract. The Loan Contracts, loan certificate or relevant credit certificate will not be served to the Mortgagor separately.

XIV.	Effectiveness

This Contract shall take effect once it is signed or stamped by all parties or once it is registered with the competent authorities as required by law.

XV.	This Contract has three originals and each party shall retain one original of the same legal effect.

XV.	Attention

The Mortgagee has drawn the attention of the Mortgagor to understand each clause of this Contract clearly and comprehensively and has explained the relevant clauses upon the request of the Mortgagor. The parties have the same understanding about this Contract.

Mortgagee (official seal): Huanggang Branch of Agricultural Bank of China
Authorized Representative (signature): Jun Long:	/s/ Jun Long

Mortgagor (official seal): Winner Industries (Shenzhen) Co., Ltd.
Authorized Representative (signature): Xiuyuan Fang:	/s/ Xiuyuan Fang

Date: July 27, 2006 Venue: Longhua, Shenzhen City